Exhibit 10.2

Execution Version

PURCHASE AND SALE AGREEMENT

by and between

KINETIK GCX PIPE LLC,

GCX PIPELINE, LLC,

solely for purposes of Section 6.7, Article X and Article XI,

AL GCX HOLDINGS, LLC,

and

solely for purposes of Section 6.8, Article X and Article XI,

KINETIK HOLDINGS LP

dated as of

May 9, 2024

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND RULES OF CONSTRUCTION		1

1.1	Definitions	1
1.2	Rules of Construction	8

ARTICLE II PURCHASE AND SALE; PURCHASE PRICE		9

2.1	Purchase and Sale of Acquired Interests	9
2.2	Earnout	9
2.3	Distributions	9
2.4	Withholding	10

ARTICLE III CLOSING		10

3.1	Closing	10
3.2	Closing Deliverables	10

ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATING TO SELLER		11

4.1	Organization	11
4.2	Authorization; Enforceability	11
4.3	No Conflict or Consents	12
4.4	Litigation	12
4.5	Brokers’ Fees	12
4.6	Ownership of Acquired Interests	12

ARTICLE V REPRESENTATIONS AND WARRANTIES RELATING TO BUYER		13

5.1	Organization	13
5.2	Authorization; Enforceability	13
5.3	No Conflict	13
5.4	Litigation	13
5.5	Solvency	14
5.6	Brokers’ Fees	14
5.7	Investment Representation	14
5.8	Financing	14
5.9	Disclaimer of Additional and Implied Warranties	16
5.10	Independent Investigation	16

ARTICLE VI COVENANTS		17

6.1	Confidentiality	17
6.2	Indemnification of Officers and Directors	19
6.3	Earnout Notice	19

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6.4	Release	20
6.5	Conduct of Business	20
6.6	Exclusivity	21
6.7	Financing	21
6.8	Seller Parent Guaranty	23

ARTICLE VII CONDITIONS PRECEDENT TO THE CLOSING		24

7.1	Conditions Precedent to Each Party’s Obligations	24
7.2	Conditions Precedent to Obligations of Buyer	24
7.3	Conditions Precedent to Obligations of Seller	24

ARTICLE VIII TERMINATION; EFFECT OF TERMINATION		25

8.1	Termination	25
8.2	Effect of Termination	26

ARTICLE IX TAX MATTERS		27

9.1	Interim Closing of the Books	27
9.2	Transfer Taxes	27

ARTICLE X SURVIVAL		27

10.1	Survival of Representations, Warranties and Covenants	27
10.2	Waiver of Certain Damages	27

ARTICLE XI MISCELLANEOUS		28

11.1	Notices	28
11.2	Assignment	29
11.3	Rights of Third Parties	29
11.4	Expenses	29
11.5	Counterparts	29
11.6	Entire Agreement	29
11.7	Disclosure Schedules	29
11.8	Amendments; Waiver; Consent	30
11.9	Publicity	30
11.10	Severability	30
11.11	Governing Law; Jurisdiction	31
11.12	Specific Performance	32
11.13	Recourse	33

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EXHIBITS

Exhibit A - Form of Acquired Interests Assignment and Assumption Agreement

Exhibit B - Earnout Expansion Opportunity

SCHEDULES

Schedule 1.1(a) - Knowledge

Schedule 1.1(b) - Seller Distribution Amount

Schedule 4.3 - Consents

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of May 9, 2024 (the “Execution Date”), is entered into by and between KINETIK GCX PIPE LLC, a Delaware limited liability company (“Seller”), GCX PIPELINE, LLC, a Delaware limited liability company (“Buyer”), solely for purposes of Section 6.7, Article X and Article XI, AL GCX Holdings, LLC, a Delaware limited liability company (“Borrower”), and, solely for purposes of Section 6.8, Article X and Article XI, Kinetik Holdings LP, a Delaware limited partnership (“Seller Parent”).

RECITALS

WHEREAS, Seller owns sixteen percent (16%) of the limited liability company interests in Gulf Coast Express Pipeline LLC, a Delaware limited liability company (the “Company” and such membership interests being referred to as the “Acquired Interests”); and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Acquired Interests.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms shall have the following meaning:

“Acquired Interests” has the meaning provided such term in the recitals to this Agreement.

“Acquired Interests Assignment Agreement” means the Assignment and Assumption Agreement to be executed by Seller and Buyer at the Closing to sell, assign, convey, transfer and deliver to Buyer the Acquired Interests, substantially in the form attached hereto as Exhibit A.

“Acquisition Transaction” has the meaning provided such term in Section 6.6.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings; provided, that the Company and its other members shall not be considered an Affiliate of Seller or any of its Affiliates, on the one hand, or Buyer or any of its respective Affiliates, on the other hand. Notwithstanding anything to the contrary in this definition or the Transaction Documents (other than for purposes of Section 6.4 or Section 11.13, (a) the Seller’s Affiliates shall be limited to Kinetik Holdings Inc. and its subsidiaries, including Seller Parent, and (b) Buyer’s Affiliates shall not include ArcLight Capital Partners, LLC or its other portfolio companies and controlled investment vehicles, or its or their subsidiaries, sponsors or partners (other than such Persons that directly or indirectly own equity interests in the Company, including Buyer Parent).

“Agreement” has the meaning provided such term in the preamble to this Agreement.

“Alternative Financing” has the meaning provided such term in Section 6.7(c).

“Borrower” has the meaning provided such term in the preamble to this Agreement.

“Business” means the business of owning and operating the Pipeline, as conducted as of the Execution Date and engaging in any other activities that are incidental, ancillary or necessary to such ownership and operation.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the city of Houston, Texas, are required or authorized by Law to remain closed.

“Buyer” has the meaning provided such term in the preamble to this Agreement.

“Buyer Confidential Information” has the meaning provided such term in Section 6.1(b).

“Buyer Fundamental Representations” means the representations and warranties of Buyer contained in Section 5.1 (Organization), Section 5.2 (Authorization; Enforceability), Section 5.3(a) (No Conflict) and Section 5.6 (Brokers’ Fees).

“Buyer Parent” means AL GCX Co-Invest, L.P., a Delaware limited partnership.

“Chosen Courts” has the meaning provided such term in Section 11.11(a).

“Claim” means any demand, claim, action, investigation, Proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning provided such term in Section 3.1.

“Closing Date” has the meaning provided such term in Section 3.1.

“Closing Payment” has the meaning provided such term in Section 2.1(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning provided such term in Section 5.8(b).

“Company” has the meaning provided such term in the recitals of this Agreement.

“Company Board” means the board of directors of the Company.

“Company LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 20, 2017, as amended.

“Confidentiality Agreement” means that certain confidentiality agreement dated as of May 31, 2023, by and between ArcLight Capital Partners, LLC and Kinetik Holdings, LP.

“Contract” means any legally binding agreement, commitment, lease, license or contract.

“Covered Persons” has the meaning provided such term in Section 6.2(a).

“Creditors’ Rights” has the meaning provided such term in Section 4.2.

“Debt Commitment Letter” has the meaning provided such term in Section 5.8(b).

“Debt Financing” has the meaning provided such term in Section 5.8(b).

“Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer and attached hereto.

“Dollars” and “$” mean the lawful currency of the United States.

“Earnout Amount” means $30,000,000.00.

“Earnout Condition” means the full approval (including all construction capital expenditures required therefor) by the Company Board in accordance with the Company LLC Agreement of an Expansion Opportunity (or series of Expansion Opportunities) that constitutes (or together constitute) an Earnout Expansion Opportunity.

“Earnout Expansion Opportunity” means an Expansion Opportunity (or series of Expansion Opportunities) similar to the Expansion Opportunity identified on Exhibit B hereto. For purposes hereof, an Expansion Opportunity (or series of Expansion Opportunities) shall be deemed “similar to the Expansion Opportunity on Exhibit B hereto” if the following criteria are satisfied: (a) the transportation capacity of the Pipeline (as defined in the Company LLC Agreement) as a result of the Expansion Opportunity (or Expansion Opportunities) must be increased by at least 470,000 MMBtu/d in the aggregate (such incremental capacity, the “Expansion Capacity”); (b) there shall be Expansion Contracts for at least eighty percent (80%) of the Expansion Capacity, with at least seventy percent (70%) of the Expansion Capacity subject to Expansion Contracts with counterparties having (or whose Affiliates has) investment grade credit ratings from Moody’s Investors Service, Inc., S&P Global Ratings or Fitch Ratings, Inc.; and (c) each such Expansion Contract must have a take-or-pay primary/initial term of no less than seven (7) years.

“Earnout Period” means the period commencing on the Closing Date and ending the earlier of (a) the date of the satisfaction of the Earnout Condition and (b) the twenty-four (24) month anniversary of the Closing Date; provided, however, that if the Earnout Expansion Opportunity that could form the basis for all or part of the Earnout Condition becoming satisfied is presented to the Company Board for a vote during the last thirty (30) days of the Earnout Period, then such twenty-four (24) month period shall automatically be extended one time for an additional ninety (90) days.

“Equity Commitment Letter” has the meaning provided such term in Section 5.8(b).

“Equity Financing” has the meaning provided such term in Section 5.8(b).

“Execution Date” has the meaning provided such term in the preamble to this Agreement.

“Expansion Contracts” means one or more take-or-pay contracts for the Earnout Expansion Opportunity.

“Expansion Opportunity” has the meaning provided such term in the Company LLC Agreement.

“Financing” has the meaning provided such term in Section 5.8(b).

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of any debt financings of Buyer and/or Borrower relating to this Agreement in connection with the transactions contemplated hereby, including the Debt Financing and including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Fraud” means a misrepresentation of a fact by a Person that would constitute common law fraud under Delaware Law in the representations or warranties set forth in Article IV or Article V, as qualified by the Disclosure Schedules, or in any certificate to be delivered hereunder. For the avoidance of doubt, “Fraud” expressly excludes any Claim to the extent based on constructive fraud, negligent misrepresentation, equitable fraud, promissory fraud, recklessness or similar theory.

“Fundamental Representations” means, collectively, the Buyer Fundamental Representations and the Seller Fundamental Representations.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any national, federal, state, municipal, local, tribal, or similar governmental or quasi-governmental authority, regulatory or administrative agency, board, bureau, commission, department, instrumentality, court, arbitral body or tribunal, in each case, whether domestic or foreign.

“Knowledge” means, with respect to a Party, the actual knowledge, after reasonable inquiry, of those individuals set forth on Schedule 1.1(a) under the applicable heading for such Party.

“Law” means (a) any applicable law, statute, rule, regulation, constitution, common law principle, code, ordinance or Order of a Governmental Authority and (b) any binding judicial or administrative interpretation of any of the foregoing.

“Lenders” has the meaning provided such term in Section 5.8(b).

“Lien(s)” means any mortgage, pledge, deed of trust, assessment, security interest, lien, encumbrance, indenture, equitable interest, security agreement, hypothecation, charge, right of purchase or right of first refusal, but shall not include easements.

“Losses” means all losses, damages, obligations, Claims, debts, liabilities, suits, causes of action, assessments, deficiencies, fines, penalties, judgments, settlements, awards, costs and expenses (including interest, reasonable fees and expenses of counsel, accountants and other experts, court or arbitration fees, and other costs and expenses of any Proceeding, investigation or defense).

“Material Adverse Effect” means any change, effect, circumstance, development or occurrence that, individually or in the aggregate, with all other changes, effects, circumstances, developments and occurrences, has, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, results of operations or financial condition of the Company; or (b) Seller’s ability to consummate the Transactions; provided, however, that any change, effect, circumstance, development or occurrence relating to any of the following, alone or in combination (or the effects or consequences thereof), shall not constitute or be deemed to contribute to a “Material Adverse Effect” and shall not otherwise be taken into account in determining whether a “Material Adverse Effect” exists: (i) any change generally affecting the national, state or regional industries or markets in which the Company operates or conducts business; (ii) any change in national or international political conditions, including any engagement in or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, armed hostilities, sabotage and the occurrence of any military or terrorist attack or changes or additional security measures imposed by a Governmental Authority in connection therewith; (iii) changes or prospective changes in industry standards, Laws, regulatory policies or GAAP or the interpretation or enforcement thereof or any actions to comply with such changes; (iv) changes or prospective changes in Tax or accounting requirements or principles or the interpretation or enforcement thereof or any actions to comply with such changes; (v) any protest, riot, demonstration, public disorder, civil unrest or political instability (or any escalation or worsening of any protest, riot, demonstration, public disorder, civil unrest or political instability) and any response to such an event, including any compliance with or adherence to or actions or inactions taken in response to or anticipation of any Law, action, curfew, closure, shut down, directive, Order, policy, guideline or recommendation by any Governmental Authority or any change in applicable Laws arising from or otherwise relating to such event changes or adverse conditions in the financial, banking or securities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index; (vi) any acts of God (including hurricanes, earthquakes and similar catastrophes) or casualty or condemnation losses or events; (vii) the loss of any employee or other personnel involved in the Business; (viii) seasonal reductions in the revenues or earnings of the Company; (ix) any changes in financial or securities markets in general and any fluctuations in currency exchange rates; (x) any failure by the Company to meet any projections, forecasts, estimates or predictions (but not the underlying cause of, reasons for or factors contributing to such failure, unless the underlying cause of, reasons for or factors contributing to such failure would otherwise be excluded from this definition of Material Adverse Effect); (xi) (A) any action taken by Buyer or any of its Affiliates in respect of the Company or (B) the omission of an action that was required to be taken by Buyer or any of its Affiliates under this Agreement; (xii) any action taken or the omission of an action by Seller or its Affiliates at the explicit written request or with the explicit written consent of Buyer or any of its

Affiliates or that is otherwise permitted or prescribed hereunder; (xiii) the negotiation, execution, announcement, pendency, performance or consummation of this Agreement or the Transactions; or (xiv) any matter that is cured prior to the Closing. Notwithstanding the foregoing, (a) a “Material Adverse Effect” shall not exclude any change, effect, circumstance, development or occurrence resulting from the matters set forth in clauses (i), (ii), (iii), (iv), (v) or (vi) above to the extent the Company is disproportionately affected thereby in a material adverse manner as compared to other owners or operators of natural gas pipeline systems and related facilities in the national, state or regional industries or in markets in which the Company operates or conducts business and (b) any indemnification provided under this Agreement, or any insurance, claim right of contribution, other indemnity, or other similar rights available to a Party or the Company, shall not be taken into consideration or account in determining whether a “Material Adverse Effect” exists.

“Notice Period” has the meaning provided such term in Section 8.1(e).

“Non-Recourse Parties” has the meaning provided such term in Section 11.13.

“Order” means any binding order, writ, judgment, injunction, decree, stipulation, determination, ruling, assessment or award, in each case, entered by or with any Governmental Authority.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, partnership agreement, limited liability company agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning provided such term in Section 8.1(d).

“Party” means each of Buyer, Seller, Borrower and Seller Parent, as applicable.

“Permits” means all permits, licenses or authorizations from any Governmental Authority.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Pipeline” has the meaning provided such term in the Company LLC Agreement.

“Post-Effective Date Distributions” has the meaning provided such term in Section 2.3.

“Proceeding” means any action, suit, arbitration proceeding, administrative or regulatory investigation, audit or proceeding, or litigation of any nature (civil, criminal, regulatory or otherwise) at law or in equity or any other legal or administrative proceeding.

“Purchase Price” means an amount equal to $510,000,000.

“Releasees” has the meaning provided such term in Section 6.4.

“Releasors” has the meaning provided such term in Section 6.4.

“Representatives” means, as to any Person, its officers, directors, stockholders, members, partners, owners, managers, employees, counsel, accountants, financial advisors, Financing Sources, consultants, agents and other representatives of such Person and such Person’s Affiliates. For the avoidance of doubt, Kinder Morgan, Inc., in its role as operator performing services pursuant to the Operations and Reimbursement Agreement, shall not be considered a Representative of Seller, Buyer or their respective Affiliates.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning provided such term in the preamble to this Agreement.

“Seller Confidential Information” has the meaning provided such term in Section 6.1(c).

“Seller Distribution Amount” means the aggregate distributions made by the Company with respect to the Acquired Interests during the period commencing on January 1, 2024 and ending at the Closing. A schedule of such distributions as of the Execution Date is set forth on Schedule 1.1(b).

“Seller Fundamental Representations” means the representations and warranties of Seller contained in Section 4.1 (Organization), Section 4.2 (Authorization; Enforceability), Section 4.3(a) (No Conflict or Consents), Section 4.5 (Brokers’ Fees), Section 4.6 (Ownership of Acquired Interests).

“Seller Obligations” has the meaning provided such term in Section 6.8(a).

“Seller Parent” has the meaning provided such term in the preamble to this Agreement.

“Seller Related Party” means the Seller and its Affiliates and their and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

“Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance and estimated taxes, including any interest, penalty, or addition thereto.

“Tax Returns” means any report, return, declaration or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Termination Fee” has the meaning provided such term in Section 8.2(b).

“Transaction Documents” means this Agreement, that certain letter agreement by and between Buyer and Seller, dated as of the date hereof, the Commitment Letters, the Acquired Interests Assignment Agreement and any other document required to be delivered at the Closing pursuant to the terms of this Agreement.

“Transactions” means, with respect to any Party or Parties, the transactions contemplated by this Agreement and/or the other Transaction Documents to which such Party or Parties is/are a party.

“Transfer Taxes” has the meaning provided such term in Section 9.2.

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

1.2 Rules of Construction.

(a) Unless otherwise set forth in this Agreement, references in this Agreement to a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the Execution Date. All article, section and schedule references used in this Agreement are to articles, sections and schedules of or to this Agreement unless otherwise specified. The Disclosure Schedules constitute a part of this Agreement and are incorporated herein for all purposes. All references to “Schedules” herein shall be deemed to be references to the Disclosure Schedules (or portion thereof, if applicable) unless otherwise specified.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” shall be disjunctive and not exclusive.

(c) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party or the Party causing any instrument to be drafted.

(d) The captions and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day.

(h) Any reference to any Contract, document, instrument or agreement (including this Agreement, its exhibits and the Disclosure Schedules) (i) includes and incorporates all exhibits, schedules and other attachments thereto, (ii) includes all documents, instruments, or agreements issued or executed in replacement thereof and (iii) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time.

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE

2.1 Purchase and Sale of Acquired Interests.

(a) Upon the terms and subject to the conditions set forth in this Agreement and the Acquired Interests Assignment Agreement, Seller hereby agrees to sell, assign, transfer, convey and deliver to Buyer the Acquired Interests, free and clear of any Liens other than (i) restrictions on transfer under applicable securities Laws or set forth in the Organizational Documents of the Company and (ii) Liens created by or resulting from the acts of Buyer or any of its Affiliates, and Buyer hereby agrees to purchase, assume and accept the Acquired Interests from Seller, in each case, effective as of the Closing Date.

(b) Upon the terms and subject to the conditions set forth in this Agreement, as consideration for the Acquired Interests, Buyer shall deliver to Seller, by electronic funds transfer of immediately available funds, to an account or accounts designated by Seller, (i) at the Closing, cash in an amount equal to the difference of (x) the Purchase Price less (y) the Seller Distribution Amount (the “Closing Payment”) and (ii) the payment, as and when due and payable, of the Earnout Amount in accordance with Section 2.2.

(c) Subject to the terms and conditions of this Agreement, on and following the Closing Date, Buyer hereby accepts, assumes and agrees to pay, discharge and perform (or cause to be paid, discharged and performed) when due all liabilities related to the Acquired Interests arising on and following the Closing Date, whether known or unknown, disclosed or undisclosed, matured or unmatured, contingent or otherwise.

2.2 Earnout. If the Earnout Condition is satisfied during the Earnout Period, then promptly following such approval, but in any event no later than fifteen (15) Business Days thereafter, Buyer shall deliver to Seller, by electronic funds transfer of immediately available funds, to an account or accounts designated by Seller, a one-time cash payment in an amount equal to the Earnout Amount. Buyer and Seller acknowledge and agree that (a) Buyer’s obligations under this Section 2.2 shall not exceed the Earnout Amount and (b) if paid, the Earnout Amount shall be treated as additional purchase price for the Acquired Interests for U.S. federal and applicable state and local income tax purposes, unless otherwise required by applicable Law.

2.3 Distributions. It is acknowledged that, if the Closing occurs, Buyer shall receive the economic benefit of any distributions made by the Company with respect to the Acquired Interests from and after January 1, 2024 (“Post-Effective Date Distributions”), and therefore, any Post-Effective Date Distributions that are received by Seller or any of its Affiliates prior to the Closing shall be deducted from the Closing Payment pursuant to Section 2.1(b). Following the

Closing, any Post-Effective Date Distributions that are received by Seller or any of its Affiliates that were not taken into account in determining the Closing Payment pursuant to Section 2.1(b) shall be remitted to Buyer within two (2) Business Days of receipt by Seller or any of its Affiliates by wire transfer of immediately available funds to an account designated by Buyer.

2.4 Withholding. Buyer shall be entitled to deduct and withhold from amounts otherwise payable to Seller or any other Person pursuant to this Agreement such amounts as are required to be deducted and withheld under Tax Law; provided that Buyer shall (a) provide advance written notice to Seller of its intention to deduct or withhold any amounts under this Section 2.4 and (b) cooperate with Seller to reduce or eliminate the amount of any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction or withholding was made.

ARTICLE III

CLOSING

3.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place remotely via electronic delivery of the executed Transaction Documents on the third (3rd) Business Day after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by deliveries made on the Closing Date, but subject to the satisfaction thereof at the Closing and the continued satisfaction of the other conditions to Closing set forth in Article VII); provided, however, that the Closing shall not occur prior to June 7, 2024 unless Buyer elects to proceed with Closing at an earlier date (subject to, for the avoidance of doubt, the satisfaction or waiver of the conditions specified in the preceding portion of this clause). The date upon which the Closing occurs is herein referred to as the “Closing Date.”

3.2 Closing Deliverables.

(a) At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(i) a counterpart to the Acquired Interests Assignment Agreement, duly executed by Seller;

(ii) a duly completed and executed Internal Revenue Service Form W-9 of Seller;

(iii) the resignation (or evidence of removal) of Seller’s designee on the Company Board (in its capacity as such) effective as of the Closing;

(iv) the officer’s certificate referenced in Section 7.2(c); and

(v) such other certificates, instruments and documents which are required by the other terms of this Agreement to be executed and/or delivered at the Closing by Seller or its Affiliates.

(b) At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(i) a counterpart to the Acquired Interests Assignment Agreement, duly executed by Buyer;

(ii) an amount in cash equal to the Closing Payment, by wire transfer of immediately available funds to the account or accounts designated in writing by Seller;

(iii) the officer’s certificate referenced in Section 7.3(c); and

(iv) such other certificates, instruments and documents which are required by the other terms of this Agreement to be executed and/or delivered at the Closing by Buyer or its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Except as set forth in the Disclosure Schedules, Seller hereby represents and warrants to Buyer as follows:

4.1 Organization. Seller is a limited liability company that is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets and to carry on its business as presently conducted. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or operation of its assets or the character of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not result in a material adverse effect on Seller’s ability to perform its obligations hereunder or to consummate the Transactions.

4.2 Authorization; Enforceability. Seller has all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which Seller is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents required to be executed and delivered by Seller and the consummation of the Transactions have been duly and validly authorized and approved by all necessary limited liability company action on the part of Seller, and no other authorization on the part of Seller is necessary to authorize this Agreement and the other Transaction Documents. This Agreement and the other Transaction Documents to which Seller is a party have been duly and validly executed and delivered by Seller and constitute its legal, valid and binding obligation, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity) (such Laws and principles being referred to herein as “Creditors’ Rights”).

4.3 No Conflict or Consents. The execution and delivery of this Agreement and the other Transaction Documents by Seller and the consummation of the Transactions by Seller, assuming all filings, consents, approvals, authorizations and notices set forth in Schedule 4.3 required to be made, given or obtained by it have been so made, given or obtained, do not and will not:

(a) violate, conflict with or breach any terms, conditions or provisions of the Organizational Documents of Seller;

(b) violate, conflict with or breach any Law applicable to Seller;

(c) require any consent under or constitute a default under, result in any breach or violation of, or give any Person any rights of termination or cancellation of, any material Contract to which Seller or any of its assets, properties or businesses is or are bound; or

(d) require Buyer to obtain any consent, approval or authorization, or give any notice to, or make any filing with, any Governmental Authority.

except, with respect to clauses (b), (c) and (d) as would not result in a material adverse effect on Seller’s ability to perform its obligations hereunder or to consummate the Transactions.

4.4 Litigation. There is no Proceeding pending or, to Seller’s Knowledge, threatened against Seller or any of its Affiliates that (a) questions the validity of this Agreement or which seeks to enjoin, this Agreement, the other Transaction Documents or the consummation of the Transactions or (b) would result in a material adverse effect on Seller’s ability to perform its obligations hereunder or to consummate the Transactions. There are no Orders or unsatisfied judgments issued by any Governmental Authority binding on Seller or any of its Affiliates that would result in a material adverse effect on Seller’s ability to perform its obligations hereunder or to consummate the Transactions.

4.5 Brokers’ Fees. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission for which Buyer or the Company shall have any responsibility, be liable or otherwise become obligated in connection with the Transactions.

4.6 Ownership of Acquired Interests. Seller has good and valid title to, holds of record, and owns beneficially, the Acquired Interests free and clear of any Liens (other than (a) restrictions on transfer that may be imposed by state or federal securities Laws or that are set forth in the Organizational Documents of the Company, (b) Liens which will be removed at Closing and (c) Liens created by or resulting from the acts of Buyer or any of its Affiliates). Neither Seller nor its Affiliates is in material breach or default of the Company LLC Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

Except as set forth in the Disclosure Schedules, Buyer hereby represents and warrants to Seller as follows:

5.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets and to carry on its business as presently being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or operation of its assets or the character of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the Transactions.

5.2 Authorization; Enforceability. Buyer has all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which Buyer is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents required to be executed and delivered by Buyer and the consummation of the Transactions have been duly and validly authorized and approved by all requisite action on the part of Buyer, and no other authorization on the part of Buyer is necessary to authorize this Agreement and the other Transaction Documents. This Agreement and the other Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer and constitute its legal, valid and binding obligation, enforceable against it in accordance with their terms, subject to applicable Creditors’ Rights.

5.3 No Conflict. The execution and delivery of this Agreement and the other Transaction Documents by Buyer and the consummation of the Transactions by Buyer do not and will not:

(a) violate, conflict with or breach any terms, conditions or provisions of the Organizational Documents of Buyer;

(b) violate, conflict with or breach any term or provision of any Law or Permit applicable to Buyer;

(c) require any consent under or constitute (with or without notice or lapse of time or both) a default under, result in any breach or violation of, or give any Person any rights of termination, acceleration or cancellation of, any material Contract to which Buyer, or any of its assets, properties or businesses is or are bound; or

(d) require Buyer to obtain any consent, approval or authorization, or give any notice to, or make any filing with, any Governmental Authority;

except, with respect to clauses (b), (c) and (d) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the Transactions.

5.4 Litigation. There is no Proceeding pending, or to Buyer’s Knowledge, threatened against Buyer or any of its Affiliates (a) that questions the validity of this Agreement, the other Transaction Documents or the Transactions, or any action taken or to be taken by Buyer in connection with, or which seeks to enjoin, this Agreement or the other Transaction Documents or (b) that would reasonably be expected, individually or in the aggregate, to have a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the Transactions. There are no Orders or unsatisfied judgments issued by any Governmental Authority binding against Buyer that would reasonably be expected, individually or in the aggregate, to have a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the Transactions.

5.5 Solvency. Buyer is not entering into this Agreement or the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Company. Assuming the accuracy of the representations and warranties of Seller contained in this Agreement, and after giving effect to the Transactions, at and immediately after the payment of the Closing Payment and, if applicable, the Earnout Amount, Buyer (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

5.6 Brokers’ Fees. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission from Buyer or any of its Affiliates in connection with the Transactions.

5.7 Investment Representation. Buyer is acquiring the Acquired Interests for its own account as an investment and not with a view to sell, transfer or otherwise distribute all or any part thereof to any other Person in any transaction that would constitute a “distribution” within the meaning of, and in violation of, the Securities Act. Buyer acknowledges that it can bear the economic risk of its investment in the Acquired Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in all of the Acquired Interests. Buyer is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act. Buyer understands that neither the offer nor sale of the Acquired Interests has or will have been registered pursuant to the Securities Act or any applicable state securities Laws, that all of the Acquired Interests will be characterized as “restricted securities” under federal securities Laws and that, under such Laws and applicable regulations, none of the Acquired Interests can be sold or otherwise disposed of without registration under the Securities Act or an exemption thereunder.

5.8 Financing.

(a) On the Closing Date, Buyer and Borrower will have the financial capability and sufficient funds available (through cash on hand, unrestricted cash available to it under existing credit agreements or otherwise) necessary to satisfy all of their respective payment obligations under this Agreement, on the terms and subject to the conditions set forth in this Agreement, including to enable (i) Borrower to contribute the proceeds of the Financing to Buyer and (ii) following such contribution, Buyer to make the Closing Payment, pay all other amounts to be paid or repaid by Buyer under this Agreement (whether payable on or after the Closing), and pay all of its and its Affiliates’ fees and expenses associated with the Transactions. Buyer affirms and agrees that it is not a condition to the Closing or to any of its obligations under this Agreement that it obtain financing for or related to any of the Transactions.

(b) As of the Execution Date, (i) Buyer has received and delivered to Seller a true, correct and complete copy of an executed commitment letter (the “Equity Commitment Letter”) dated as of the Execution Date from Buyer Parent committing, subject to (and only to) the terms and conditions expressly set forth therein, to provide equity financing (the “Equity Financing”) for the amounts set forth therein to Buyer and with respect to which Seller is an express third-party beneficiary and entitled to specifically enforce certain terms thereof and (ii) Borrower has received and delivered to Seller a true, correct, and complete copy of an executed commitment letter (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) dated as of the Execution Date, by and between Borrower and the lender parties thereto (the “Lenders”), pursuant to which, subject to the terms and conditions set forth therein, the Lenders have committed to provide debt financing contemplated thereby to Borrower (the “Debt Financing” and together with the Equity Financing, the “Financing”) for the purpose of Borrower contributing the proceeds of such Financing to Buyer to fund the Transactions on the Closing Date, together with any fee letter in connection with the Debt Commitment Letter, customarily redacted as set forth therein (it being agreed that none of the terms of which that would adversely affect the amount (other than original issue discount or up-front fees that do not cause Buyer, upon funding pursuant to the terms thereof and following receipt of such funds from Borrower, to be unable to pay the amounts payable by Buyer at the Closing pursuant to this Agreement and any fees and expenses required in connection with the Debt Financing) or availability of the Debt Financing have been so redacted). Assuming satisfaction of the conditions set forth in Article VII, the amounts to be provided pursuant to the Commitment Letters will, when funded pursuant to the terms thereof and following the contribution of such proceeds by Borrower to Buyer, be sufficient in the aggregate for Buyer, when required, to pay the amounts payable by Buyer at the Closing pursuant to this Agreement and any fees and expenses required in connection with the Financing.

(c) Seller is an express third-party beneficiary of the Equity Commitment Letter. The Equity Commitment Letter has been duly authorized and executed by Buyer and the other party thereto, and constitutes the valid, binding and enforceable obligation of Buyer and the other party thereto. The Debt Commitment Letter has been duly authorized and executed by Borrower and, to Buyer’s Knowledge, the other party thereto, and constitutes the valid, binding and enforceable obligation of Borrower and, to Buyer’s Knowledge, the other party thereto. As of the Execution Date, the Commitment Letters have not been amended or modified and the commitments contained in the Commitment Letters have not been terminated, withdrawn, reduced or rescinded in any respect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as set forth in the Equity Commitment Letter. There are no conditions precedent or other contingencies related to (i) the funding of the full amount of the Debt Financing, other than as set forth in the Debt Commitment Letter and any related fee letter or (ii) the contribution by Borrower to Buyer of the full amount of the Debt Financing. As of the Execution Date, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would constitute a default, breach or failure of condition under the applicable Commitment Letters by Buyer and/or Borrower or their respective Affiliates (or, to the Knowledge of Buyer, by any other party thereto) and, to the Knowledge of Buyer, there are no facts or occurrences that make any of the assumptions, or any of the representations and warranties of Buyer and/or Borrower, in the applicable Commitment Letters inaccurate in any material respect.

5.9 Disclaimer of Additional and Implied Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NEITHER SELLER NOR ANY OF ITS REPRESENTATIVES OR AFFILIATES MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ACQUIRED INTERESTS, THE COMPANY OR THE COMPANY’S ASSETS AND PROPERTIES, IN CONNECTION WITH THE TRANSACTIONS, EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE IV.

5.10 Independent Investigation. BUYER ACKNOWLEDGES AND AGREES THAT IT HAS, WITHOUT RELIANCE ON SELLER (EXCEPT WITH RESPECT TO THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS), MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING (A) SELLER, THE COMPANY, THE ACQUIRED INTERESTS AND THE BUSINESS, OPERATIONS, LIABILITIES, FINANCIAL CONDITION, PROSPECTS AND PROPERTIES OF THE COMPANY AND THE BUSINESS, AND (B) THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY SELLER IN CONNECTION WITH THE TRANSACTIONS ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED AT CLOSING.

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES, ON BEHALF OF ITSELF AND ITS AFFILIATES, THAT NONE OF SELLER OR ANY OF ITS REPRESENTATIVES OR AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO (A) ANY PROJECTION, ESTIMATE OR BUDGET DELIVERED OR MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES OF FUTURE REVENUES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE COMPANY, THE BUSINESS OR THE ACQUIRED INTERESTS, AS APPLICABLE, OR THE FUTURE BUSINESS OR OPERATIONS OF THE COMPANY OR THE BUSINESS OR (B) ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES WITH RESPECT TO THE COMPANY, THE BUSINESS OR THE ACQUIRED INTERESTS, INCLUDING THE CONFIDENTIAL INFORMATION MEMORANDUM AND ANY INFORMATION PROVIDED AT ANY MANAGEMENT PRESENTATION OR SITE VISIT OR IN ANY DATA ROOM OR ELECTRONIC DATA ROOM, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED AT CLOSING. BUYER FURTHER ACKNOWLEDGES, ON BEHALF OF ITSELF AND ITS AFFILIATES, THAT IT HAS NOT RELIED ON, AND HEREBY EXPRESSLY DISCLAIMS ANY CLAIMS WITH RESPECT TO, ANY REPRESENTATION IN

CONNECTION WITH THE TRANSACTIONS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED AT CLOSING, AND THAT, EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES AND WITHOUT PREJUDICE TO ANY OF BUYER’S RIGHTS UNDER THE COMPANY LLC AGREEMENT, BUYER SHALL BE DEEMED TO BE OBTAINING ALL OF THE ACQUIRED INTERESTS AND ITS CORRESPONDING INDIRECT INTEREST IN THE PIPELINE, IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.”

ARTICLE VI

COVENANTS

6.1 Confidentiality.

(a) The Confidentiality Agreement shall terminate at the Closing.

(b) Seller shall maintain in confidence, shall cause its Affiliates to maintain in confidence, and shall use commercially reasonable efforts to cause its Representatives to maintain in confidence, any written, oral or other information relating to (i) Buyer and its Affiliates, and (ii) the Company or the Business whether before or after the Closing Date (collectively, “Buyer Confidential Information”), in each case, until the third (3rd) anniversary of the Closing Date, except that the requirements of this Section 6.1(b) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than as a result of disclosure by Seller or its Affiliates or any of Seller’s or Seller’s Representatives in a manner not permitted hereby, (ii) any such information is required by applicable Law or a Governmental Authority to be disclosed (including any report, statement, testimony or other submission to such Governmental Authority and any filings (including press releases) with the Securities and Exchange Commission), (iii) any such information is reasonably necessary to be disclosed in connection with any Proceeding or any dispute with respect to this Agreement (including any response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any Proceeding), or (iv) any such information was or becomes available to Seller or its Affiliates or any of Seller’s Representatives on a non-confidential basis and from a source (other than Buyer or any of its Affiliates or the Company or its or their respective Representatives) that is not bound by a confidentiality obligation with respect to such information. In the event that Seller or any of its Representatives are required by Law or any Proceeding to disclose any of the Buyer Confidential Information, to the extent permitted by Law and to the extent reasonably practicable, Seller or such Representative shall provide Buyer with notice as promptly as practicable of any such requirement so that Buyer may, at its sole cost and expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by Buyer, Seller or such Representative are nonetheless required to disclose any of the Buyer Confidential Information, Seller or such Representative may disclose only that portion of the Buyer Confidential Information which is required to be disclosed; provided, however, that Seller or such Representative shall use commercially reasonable efforts to cooperate with Buyer in its efforts to obtain (at Buyer’s sole expense) an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Buyer Confidential Information. Seller and its Representatives shall not oppose any action by Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Buyer Confidential Information. For the avoidance of doubt, Seller may disclose Buyer Confidential Information to Seller’s Representatives who have a need to know such information in connection with Seller’s evaluation, negotiation, financing and consummation of the transactions contemplated by this Agreement; provided, that Seller causes such controlled Representatives (and directs its non-controlled Representatives) to comply with the terms of this Section 6.1(b) as required herein. Nothing in this Section 6.1(b) shall prevent or restrict Seller from using any information or materials provided by Buyer to Seller pursuant to Section 6.3(b) to enforce its rights under this Agreement.

(c) Buyer shall maintain in confidence (other than disclosure to its Representatives), shall cause its Affiliates to maintain in confidence, and shall use commercially reasonable efforts to cause its Representatives to maintain in confidence, any written, oral or other information relating to Seller and its Affiliates provided to Buyer or its Affiliates or Representatives in connection with the Transactions (collectively, “Seller Confidential Information”) until the third (3rd) anniversary of the Closing Date, except that the requirements of this Section 6.1(c) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than as a result of disclosure by Buyer or its Affiliates or any of Buyer’s Representatives in a manner not permitted hereby, (ii) any such information is required by applicable Law or a Governmental Authority to be disclosed (including any report, statement, testimony or other submission to such Governmental Authority and any filings with the Securities and Exchange Commission), (iii) any such information is reasonably necessary to be disclosed in connection with any Proceeding or any dispute with respect to this Agreement (including any response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any Proceeding), or (iv) any such information was or becomes available to Buyer or its Affiliates or any of Buyer’s Representatives on a non-confidential basis and from a source (other than Seller or any of its Affiliates or their respective Representatives) that is not bound by a confidentiality obligation with respect to such information. In the event that Buyer or any of its Representatives are required by Law or any Proceeding to disclose any of the Seller Confidential Information, to the extent permitted by Law and to the extent reasonably practicable, Buyer or such Representative shall provide Seller with notice as promptly as practicable of any such requirement so that Seller may, at its sole cost and expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by Seller, Buyer or such Representative are nonetheless required to disclose any of the Seller Confidential Information, Buyer or such Representative may disclose only that portion of the Seller Confidential Information which is required to be disclosed; provided, however, that Buyer or such Representative shall use commercially reasonable efforts to cooperate with Seller in its efforts to obtain (at Seller’s sole expense) an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Seller Confidential Information. Buyer and its Representatives shall not oppose any action by Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Seller Confidential Information. Nothing in this Section 6.1(c) shall prevent or restrict Buyer from using any information or materials provided by Seller to Buyer pursuant to Section 6.3(b) to enforce its rights under this Agreement.

6.2 Indemnification of Officers and Directors.

(a) Until the sixth anniversary of the Closing Date, to the extent not prohibited by applicable Law, Buyer shall take all action within its control to cause the Company to continue to honor its obligations (as set forth in the Organizational Documents of the Company) with respect to the exculpation and indemnification of, and the advancement of expenses to, any of Seller’s current or former designees on the Company Board (collectively, the “Covered Persons”) arising or resulting from any actions or omissions at or prior to the Closing (including the matters contemplated by this Agreement).

(b) In the event the Company or any of its successors or assigns consolidate or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or converts into any other Person or transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall use commercially reasonable efforts to take reasonable actions within its control to cause the successors and assigns of the Company to assume the obligations set forth in this Section 6.2.

(c) Until the sixth anniversary of the Closing Date, the obligations of Buyer under this Section 6.2 shall not be terminated or modified in such a manner as to adversely affect any of the Covered Persons without the consent of such Person (it being expressly agreed that each of the Covered Persons is intended to be a third-party beneficiary of this Section 6.2 with full rights of enforcement as if a party hereto). The rights of each Covered Person hereunder shall be in addition to any other rights the Covered Persons may have under the Organizational Documents of the Company, under any and all indemnification agreements of or entered into by the Company, or applicable Law (whether at law or in equity).

(d) Notwithstanding anything to the contrary herein, Buyer shall have no obligation with respect to the matters contemplated in this Section 6.2 in connection with any Claim or Proceeding directed against any Covered Person by Seller or any of its Affiliates to the extent such Covered Person was a director, officer, employee, member or partner of any of Seller or its Affiliates.

6.3 Earnout Notice. During the Earnout Period:

(a) Buyer shall promptly (and in any event, within two (2) Business Days) provide Seller with notice of the satisfaction of the Earnout Condition.

(b) Subject to Section 6.3(c), Buyer shall promptly deliver to Seller true, correct and complete copies of any materials prepared by, provided to or otherwise considered by the Company Board regarding any Expansion Opportunity that could form the basis for all or part of the Earnout Condition being satisfied, in each case, to the extent such materials are within the possession of Buyer or its Affiliates. For the avoidance of doubt, Seller acknowledges and agrees that Buyer’s obligations pursuant to this Section 6.3 are subject to the provisions of Section 6.1, which shall apply mutatis mutandis to any information or materials shared under this Section 6.3.

(c) Notwithstanding the anything to the contrary in this Section 6.3, Buyer and its Affiliates shall not be required to provide any information (i) which Buyer reasonably believes it or its Affiliates are prohibited from providing to Seller or its Representatives by reason of applicable Law (including the Company LLC Agreement), (ii) which could result in the loss of attorney/client privilege, or (iii) which Buyer is required to keep confidential or prevent access to by reason of any Contract (including the Company LLC Agreement) with a third party; provided, however, that the Parties will, to the extent legally permissible, use commercially reasonable efforts to make appropriate substitute disclosure arrangements, or seek appropriate waivers or consents, under circumstances in which the foregoing restrictions of this sentence apply.

6.4 Release. Effective as of the Closing, except for any rights or obligations under this Agreement or pursuant to Section 3.15 of the Company LLC Agreement, each of Seller and Buyer, on their own behalf and on behalf of each of their respective Affiliates and each of its current, former and future officers, directors, employees, partners, members, advisors, successors and assigns (collectively, as applicable, the “Releasors”), hereby irrevocably and unconditionally releases, forever discharges and waives any Claims, demands, causes of action, liabilities (whether absolute, accrued, contingent, fixed or otherwise, whether due or to become due, whether known or unknown), and Losses whatsoever that any Releasor has or may in the future have, regardless of the Law or legal theory under which the foregoing may be sought to be imposed, whether at law, in equity, contract, tort or otherwise, against (x) in the case of Seller, any of Buyer, the Company or any of their respective Affiliates or their and their Affiliates’ Representatives and (y) in the case of Buyer, Seller or any of its Affiliates or its and their Affiliates’ Representatives (collectively, the “Releasees”), in each case (including future Claims) arising out of, resulting from or relating to actions, omissions, facts or circumstances occurring, arising or existing on or prior to the Closing or in connection with the consummation of the Transactions; provided, that, with respect to Seller and its Affiliates and its and their respective successors and assigns, the release in this Section 6.4 shall only apply to Claims in Seller’s capacity as a member of the Company (and for the avoidance of doubt, shall not apply to any Claims that Seller or any of its Affiliates may have against the applicable Releasees under any Contract they may have with the Company (other than, for the avoidance of doubt, the Company LLC Agreement)). Each Releasor shall refrain from, directly or indirectly, asserting any Claim or demand or commencing, instituting or causing to be commenced, any action of any kind against the Releasees based upon any matter released pursuant to this Section 6.4. For the avoidance of doubt, this Section 6.4 shall not survive any termination of this Agreement.

6.5 Conduct of Business.

(a) Between the Execution Date and the Closing, without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed, or as required or prohibited by applicable Law or contemplated by this Agreement, Seller shall conduct its business with respect to the Acquired Interests only in the ordinary course of business.

(b) Without limiting the generality or effect of Section 6.5(a), from the Execution Date until the Closing, or the earlier termination of this Agreement in accordance with Article VIII, without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed, or as required or prohibited by applicable Law or contemplated by this Agreement, Seller shall not take any of the following actions:

(i) transfer, issue, sell, split, pledge, encumber, grant or otherwise dispose of the Acquired Interests, any of its equity interests or other securities, or amend any term of any of its outstanding equity interests or other securities of Seller;

(ii) merge or consolidate with any Person; or

(iii) enter into any Contract to do any of the things referred to in this Section 6.5(b).

6.6 Exclusivity. During the period from the Execution Date through the Closing or the earlier termination of this Agreement pursuant to Section 8.1, Seller and its Affiliates and Representatives shall not take or permit any other Person on their behalf to take any action to initiate, knowingly encourage or engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer and its representatives) concerning any purchase of the Acquired Interests, any merger or other transaction involving Seller, any sale of all or substantially all of the assets of Seller, or other similar transaction involving Seller or the Acquired Interests (each such transaction, an “Acquisition Transaction”), or enter into any Contract (including any letter of intent, agreement in principle or memorandum of understanding) or similar agreement, arrangement or understanding related to an Acquisition Transaction. Seller shall, and shall cause its Affiliates and Representatives to, promptly cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than Buyer and its Representatives) conducted heretofore with respect to any Acquisition Transaction and (b) terminate all access previously granted to such Persons to any virtual data room.

6.7 Financing.

(a) Buyer and Borrower shall use their respective commercially reasonable efforts to obtain the proceeds of the Financing on the terms and conditions described in the applicable Commitment Letter. Borrower shall contribute the proceeds of the Debt Financing to Buyer promptly upon receipt thereof. Subject to the terms and conditions of this Agreement, neither Buyer nor Borrower shall agree to any termination, rescission, replacement or superseding of, any amendment or modification to be made to, or any waiver of any provision or remedy under, the applicable Commitment Letter or any related fee letter, if such termination, rescission, superseding, replacement, amendment, modification or waiver (i) reduces, either directly or indirectly, the amount of the Equity Financing or Debt Financing, as applicable, to an aggregate amount that would be less than an amount that would be required to consummate the transactions contemplated by this Agreement, (ii) imposes new or additional conditions or other terms or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing in a manner, that taken as a whole, would reasonably be expected to (A) prevent the Closing or (B) make the consummation of the Financing or satisfaction (or waiver) of the conditions to obtaining the Financing less likely to occur, or (iii) adversely affects Buyer’s or the Borrower’s ability to enforce their respective rights against any of the other Persons party to the applicable Commitment Letter, in each case, relative to Buyer’s or the Borrower’s respective ability to so enforce their respective rights against such Persons party to such applicable Commitment Letter in effect on the Execution Date; provided, that Borrower shall have the right to substitute other debt financing for all or any portion of the Debt Financing contemplated by the Debt Commitment Letter from the same or alternative Financing Sources (including, for the avoidance of doubt, in connection with any Alternative Financing); provided, further, that, in each case, such substitution shall not (1) reasonably be expected to (A) prevent the Closing, or (B) make the funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur in any respect, (2) materially and adversely affect Borrower’s ability to enforce its rights against any of the other

Persons party to the substituted Debt Commitment Letter, in each case, relative to Borrower’s ability to so enforce its rights against such Persons party to such applicable predecessor Debt Commitment Letter in effect on the Execution Date or (3) reduce, either directly, or indirectly, the amount of the Equity Financing or Debt Financing to an aggregate amount that would be less than an amount that would be required to consummate the transactions contemplated by this Agreement (after giving effect to any increase to the Equity Financing or Alternative Financing and, including for avoidance of doubt, the payments to be made by Buyer at Closing pursuant to this Agreement and the payment of any fees and expenses required in connection with the Financing). Any reference in this Agreement to (x) “Financing,” “Equity Financing” and “Debt Financing” shall include the financing contemplated by the Commitment Letters as amended, modified or replaced in compliance with this Section 6.7 and (y) “Commitment Letters,” “Equity Commitment Letter,” and “Debt Commitment Letter” shall include such documents as amended, modified or replaced in compliance with this Section 6.7.

(b) Without limiting the foregoing Section 6.7(a), each of Buyer and Borrower shall use their respective commercially reasonable efforts (i) to maintain in effect the applicable Commitment Letter in accordance with the terms and subject to the conditions thereof, (ii) to negotiate and enter into all definitive agreements with respect to the Financing contemplated by the applicable Commitment Letter on the terms and conditions set forth in the applicable Commitment Letter, (iii) to timely satisfy (or obtain a waiver of) all conditions to such definitive agreements that are applicable to Buyer and/or Borrower and in the control of Buyer and/or Borrower and (iv) in the event that all conditions in the Debt Commitment Letter have been satisfied, cause the applicable counterparties to fund the Debt Financing and the Equity Financing, as applicable, at the Closing and pay the related fees and expenses at the Closing in connection therewith.

(c) If any portion of the Debt Financing becomes, or would reasonably be expected to become, unavailable on the terms and conditions contemplated in the Debt Commitment Letter (after taking into account flex terms set forth in any fee letter in effect on the Execution Date) and such unavailable amounts are required for Buyer to make any required payment under this Agreement following the contribution of the proceeds of the Debt Financing by Borrower to Buyer, Buyer and/or Borrower shall, if no other equity or debt financing is available pursuant to binding and enforceable agreements to cover such unavailable amounts at such time use their respective commercially reasonable efforts to arrange to obtain alternative financing, including from alternative sources, on terms in the aggregate not materially less favorable to Buyer and/or Borrower than the Debt Financing contemplated by the Debt Commitment Letter in an amount sufficient to replace any unavailable portion of the Debt Financing (“Alternative Financing”) as promptly as practicable following the occurrence of such event. For the avoidance of doubt, in the event that Borrower obtains any Alternative Financing, Borrower shall promptly contribute the proceeds of such Alternative Financing to Buyer.

(d) Borrower hereby represents and warrants to Seller that the representations and warranties contained in Sections 5.1, 5.2, and 5.3(a) are true and correct as of the Execution Date and as of the Closing as if made at and as of the Closing, applying such representations and warranties to Borrower mutatis mutandis.

(e) Borrower shall not transfer or assign, in whole or in part, any of its obligations under this Section 6.7. Borrower acknowledges and agrees that the terms of Article X and Article XI shall apply to Borrower as if it were entering into this Agreement as Buyer.

6.8 Seller Parent Guaranty.

(a) Seller Parent hereby irrevocably, absolutely and unconditionally guarantees, as primary obligor and not merely as surety, (i) the full and timely performance of all obligations of Seller that may arise under this Agreement and any other Transaction Documents and (ii) the full and timely payment of any amounts due and payable by Seller under the provisions of this Agreement after the Execution Date, when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in this Agreement (collectively, the “Seller Obligations”). The Seller Obligations are valid and in full force and effect and constitute the valid and binding obligation of Seller Parent, enforceable in accordance with this Section 6.8.

(b) The Seller Obligations are a guaranty of payment and performance, and not of collection, and Seller Parent acknowledges and agrees that the obligations, covenants, agreements and duties of Seller Parent hereunder shall not be released, affected or impaired in any way by the voluntary or involuntary liquidation, sale or disposition of any assets of Seller, or the merger or consolidation of Seller with any other Person. Notwithstanding the foregoing, or anything express or implied in this Section 6.8 or otherwise, the Seller Obligations shall terminate and Seller Parent shall have no further obligations with respect to the Seller Obligations as of the earliest to occur of (i) the date of the termination of this Agreement in accordance with its terms, (ii) the date that such Seller Obligations have been fully paid or finally and completely resolved in accordance with the terms of this Agreement or (iii) a written agreement among the Buyer and Seller Parent terminating the obligations and liabilities of Seller Parent under this Section 6.8.

(c) Seller Parent hereby represents and warrants to Buyer as follows: (i) the representations and warranties contained in Sections 4.1, 4.2, and 4.3(a) are true and correct as of the Execution Date and as of the Closing as if made at and as of the Closing, applying such representations and warranties to Seller Parent mutatis mutandis; and (ii) Seller Parent has or has immediately available access to, and, for so long as this Section 6.8 shall remain in effect in accordance with its terms, Seller Parent shall have or have immediately available access to, funds sufficient to satisfy all of its obligations hereunder.

(d) Seller Parent shall not transfer or assign, in whole or in part, any of its obligations under this Section 6.8. Seller Parent acknowledges and agrees that the terms of Article X and Article XI shall apply to Seller Parent as if it were entering into this Agreement as Seller.

ARTICLE VII

CONDITIONS PRECEDENT TO THE CLOSING

7.1 Conditions Precedent to Each Party’s Obligations. The respective obligations of each Party to consummate the Transactions will be subject to the satisfaction, as of the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the affected Party:

(a) No Law shall be enacted, promulgated, entered or enforced by any Governmental Authority which would prohibit or make illegal the consummation by such Party of the Transactions.

(b) Such Party shall not be prohibited by any Order, ruling, consent, decree, judgment or injunction of any Governmental Authority from consummating the Transactions.

7.2 Conditions Precedent to Obligations of Buyer. The obligations of Buyer under this Agreement to consummate the Transactions will be subject to the satisfaction, as of the Closing, of the following conditions, which may be waived in writing at the option of Buyer:

(a) Each of the (i) Seller Fundamental Representations shall be true and correct in all respects (other than de minimis exceptions), as of the Closing as if made at and as of the Closing (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period) and (ii) each representation and warranty contained in Article IV (other than the Seller Fundamental Representations) shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import set forth therein) as of the Closing as if made at and as of the Closing (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except to the extent that the failure of such representations and warranties to be true and correct has not had a material adverse effect on Seller’s ability to perform its obligations hereunder or to consummate the Transactions.

(b) Seller shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Since the Execution Date, there shall not have occurred and be continuing a Material Adverse Effect.

(d) Buyer shall receive at the Closing a certificate from Seller, dated as of the Closing Date and executed on behalf of Seller by an executive officer of Seller, certifying the fulfillment of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).

(e) Seller shall have delivered (or be ready, willing, and able to deliver at Closing) the items set forth in Section 3.2(a).

7.3 Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement to consummate the Transactions will be subject to the satisfaction, as of the Closing, of the following conditions, which may be waived in writing at the option of Seller:

(a) Each of the (i) Buyer Fundamental Representations shall be true and correct in all respects (other than de minimis exceptions), as of the Closing as if made at and as of the Closing (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period) and (ii) each representation and warranty contained in

Article V (other than the Buyer Fundamental Representations) shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import set forth therein) as of the Closing as if made at and as of the Closing (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except to the extent that the failure of such representations and warranties to be true and correct has not had a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the Transactions.

(b) Buyer shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing.

(c) Seller shall receive at the Closing a certificate dated as of the Closing Date and validly executed on behalf of Buyer by an executive officer of Buyer, certifying the fulfillment of the conditions set forth in Section 7.3(a) and Section 7.3(b).

(d) Buyer shall have delivered (or be ready, willing, and able to deliver at Closing) the items set forth in Section 3.2(b).

ARTICLE VIII

TERMINATION; EFFECT OF TERMINATION

8.1 Termination. This Agreement may be terminated as provided below:

(a) by mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer if there has been a breach or failure to perform on the part of the other Party of any representation, warranty, covenant or agreement contained in this Agreement that would reasonably be expected to cause the conditions set forth in Section 7.2 or Section 7.3, as applicable, to not be satisfied at the Closing and which such breach or failure, if capable of being cured, shall not have been cured by the earlier of (i) the Outside Date and (ii) ten (10) Business Days following receipt by such other Party of written notice of such breach or failure from the terminating Party (provided that neither Seller nor Buyer shall have the right to terminate this Agreement pursuant to this Section 8.1(b) if, at such time, such Person is in breach of this Agreement and such breach would result in the failure of a condition set forth in Article VII;

(c) by either Seller or Buyer if a court of competent jurisdiction or a Governmental Authority shall have issued, entered, enforced, enacted or promulgated a non-appealable final order, decree or ruling or other Law or taken any other Proceeding having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the Transactions;

(d) by either Seller or Buyer if the Transactions have not been consummated on or prior to June 30, 2024 (the “Outside Date”) (provided that neither Seller nor Buyer shall be entitled to terminate this Agreement pursuant to this Section 8.1(d) if, at such time, such Person is in breach of this Agreement and such breach would result in the failure of a condition set forth in Article VII); or

(e) by Seller if: (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions which by their terms or nature are to be satisfied by performance at the Closing, provided that such conditions would be satisfied at the Closing), (ii) no earlier than the date the Closing should have occurred pursuant to Section 3.1, Seller has sent an irrevocable written notice to Buyer stating that (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived and (B) Seller is ready, willing and able to consummate the Closing (other than or subject to those conditions which by their terms or nature are to be satisfied by performance at the Closing, provided that such conditions would be satisfied at the Closing), (iii) Buyer fails to consummate the Transactions by the earlier of (A) the Outside Date and (B) five (5) Business Days following Buyer’s receipt of such notice (the “Notice Period”) and (iv) and at all times during the Notice Period, Seller stood ready, willing and able to consummate the Closing (provided that, for the avoidance of doubt, Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Seller is then in material breach or violation of its representations, warranties, covenants or agreements in this Agreement).

8.2 Effect of Termination.

(a) Except for the provisions of this Section 8.2 (Effect of Termination), Section 10.2 (Waiver of Certain Damages), and Article XI (Miscellaneous) (other than Section 11.12 (Specific Performance) with respect to either Party’s obligation to consummate the Closing), which shall survive any termination of this Agreement, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to any other Party or its Affiliates, agents, members, stockholders, managers or directors or officers in respect thereof; provided, however, that, subject to Section 8.2(b), no such termination shall relieve either Party of any liability for any willful and deliberate breach of this Agreement. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement, which obligations shall survive termination of this Agreement in accordance with its terms.

(b) If this Agreement is terminated by Seller pursuant to Section 8.1 or Buyer pursuant to Section 8.1(c) (and Seller did terminate, or could have terminated (as if the notice obligations therein were satisfied), this Agreement pursuant to Section 8.1(b) or 8.1(e) as of such time) then Buyer shall, as promptly as reasonably practicable (and in any event within fifteen (15) Business Days) following such termination, pay $7,650,000.00 (the “Termination Fee”) to Seller (by wire transfer of immediately available funds) as Seller’s sole and exclusive remedy of Seller and as full and complete satisfaction for any and all losses or damages suffered or incurred by Seller or any of its Affiliates or Representatives in connection with this Agreement and the Transactions (and the abandonment or termination thereof). Each of the Parties acknowledges and agrees that (i) the agreements contained in this Section 8.2(b) are an integral part of the Transactions and that, without these agreements, the other Party would not enter into this Agreement, (ii) the Parties have expressly negotiated the provisions of this Section 8.2(b), (iii) in light of the circumstances existing at the time of the execution of this Agreement (including the inability of the Parties to quantify the damages that may be suffered by Seller) the provisions of this Section 8.2(b) are reasonable, (iv) the Termination Fee represents a good faith, fair estimate of the damages that Seller would suffer as a result of the termination of this Agreement and the failure of Buyer to consummate the Transactions, and (v) the Termination Fee shall be payable as liquidated damages (and not as a penalty) without requiring Seller or any other Person to prove actual damages. Notwithstanding anything else in this Agreement to the contrary, and for the avoidance of doubt, in no event and under no circumstances shall Seller be entitled to both the payment of the Termination Fee and a grant of specific performance of Buyer’s obligation to consummate the Closing.

ARTICLE IX

TAX MATTERS

9.1 Interim Closing of the Books. In accordance with Section 4.4(c) of the Company LLC Agreement, the Parties shall cause the Company to allocate all items of income, gain, loss, deduction and credit allocable to the Acquired Interests between Seller and Buyer as of the Closing Date based on the “interim closing method” under Section 706 of the Code and the Treasury Regulations promulgated thereunder.

9.2 Transfer Taxes. Buyer shall be responsible for the timely payment of all transfer, sales, use, excise, stamp, registration or other similar Taxes, if any, resulting from the Transactions (“Transfer Taxes”) and shall indemnify, defend and hold harmless Seller against any Transfer Taxes. Buyer shall prepare and file when due all necessary documentation and Tax Returns with respect to such Transfer Taxes. If Seller is required to pay any Transfer Tax after the Closing, Buyer shall reimburse Seller within thirty (30) days after receipt of Seller’s written notice of any such payment. Buyer and Seller shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

ARTICLE X

SURVIVAL

10.1 Survival of Representations, Warranties and Covenants. Except in the case of Fraud, the respective representations, warranties, covenants and agreements of Seller and Buyer contained in this Agreement (or in any certificate delivered in connection herewith) shall (a) in the case of the representations and warranties, survive the Closing Date until twelve (12) months following the Closing Date, except that the Fundamental Representations (and any certifications relating thereto set forth in any certificate delivered in connection herewith) shall survive the Closing until the three (3) year anniversary of the Closing Date; (b) in the case of any of the Parties’ respective covenants and agreements, survive the Closing Date until fully performed in accordance with the terms thereof.

10.2 Waiver of Certain Damages. EXCEPT IN THE CASE OF FRAUD, NO PARTY SHALL BE LIABLE FOR ANY EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, CONSEQUENTIAL DAMAGES OR OTHER DAMAGES (IN EACH CASE, EXCEPT TO THE EXTENT CONSTITUTING DIRECT DAMAGES) BASED ON LOSS OF PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY INCURRED OR SUFFERED BY A PARTY, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM SUCH PARTY’S (OR ANY OF ITS AFFILIATE’S) SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices, requests, Claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given or made by delivery in person by an internationally recognized courier service, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other addresses for a Party as shall be specified in a notice given in accordance with this Section 11.1):

If to Seller or Seller Parent, to:

Kinetik GCX Pipe LLC

c/o Kinetik Holdings LP

2700 Post Oak Blvd., Suite 300

Houston, Texas 77056

Attention: General Counsel

E-mail: [*]; [*]

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

845 Texas Ave, Suite 4700

Houston, Texas 77002

Attention: Robert Hughes

E-mail: [*]

If to Buyer, Borrower or the Company, to:

GCX Pipeline LLC

c/o ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Boston, Massachusetts 02117

Attention: Christine Miller, Associate General Counsel

Email: [*]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Attention: Justin T. Stolte; Thomas Verity

Email: [*]; [*]

Any such notice or other communication shall be deemed to have been given (a) on the date so personally delivered (or if delivered after the recipient’s normal business hours, on the next Business Day), (b) on the next Business Day when sent by overnight delivery services or five (5) days after the date so mailed if by certified or registered mail and (c) with respect to e-mail, upon an affirmative acknowledgment of receipt by the recipient thereof (provided, however, any out of “out-of-office” e-mail or other similar automatically reply shall not constitute an affirmative acknowledgment of receipt).

11.2 Assignment. No Party shall assign this Agreement or any part hereof, by operation of law or otherwise, without the prior written consent of the other Party. Any attempted assignment in violation of this Section 11.2 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

11.3 Rights of Third Parties. Except to the extent expressly set forth in the following sentence, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their permitted successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, (a) the Financing Sources shall be third-party beneficiaries of Section 8.2, Section 10.2, this Section 11.3, Section 11.8, Section 11.11(c), Section 11.11(d) and Section 11.13 and each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections, (b) the Covered Persons shall be third party beneficiaries of Section 6.2, (c) the Releasees shall be third-party beneficiaries of Section 6.4, and (d) the Non-Recourse Parties shall be third party beneficiaries of Section 11.13 (and, in each such instance, enforceable by each).

11.4 Expenses. Except as otherwise provided herein, each Party shall, whether or not the Transactions are consummated, bear its own expenses incurred in connection with the Transactions, including all fees of its legal counsel, financial advisors and accountants.

11.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any electronic copies hereof or signatures hereon shall, whether delivered by e-mail, or other means of electronic transmission, for all purposes, be deemed originals.

11.6 Entire Agreement. This Agreement (together with the exhibits to this Agreement and the Disclosure Schedules), the Equity Commitment Letter, and the other Transaction Documents constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the Transactions.

11.7 Disclosure Schedules. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by a Party that in and of itself, such information (a) is required to be disclosed on the Disclosure Schedules, or (b) with respect to Seller, is material to or outside the ordinary course of the business of the Company.

11.8 Amendments; Waiver; Consent. This Agreement may be amended or supplemented only by additional written agreements signed by both Parties. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof. No agreement on the part of a Party to any waiver or any consent under this Agreement shall be effective unless set forth in a written instrument duly executed by or on behalf of such Party waiving such term or condition or granting such consent. No waiver or consent by any Party with respect to any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver or consent with respect to the same or any other term or condition of this Agreement on any future occasion. Notwithstanding anything to the contrary contained herein, Section 8.2, Section 10.2, Section 11.2, Section 11.3, this Section 11.8, Section 11.11(c), Section 11.11(d) and Section 11.13 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplement, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

11.9 Publicity. Except as otherwise required by Law, neither Seller nor Buyer shall, and each Party shall cause its Affiliates and shall use commercially reasonable efforts to cause its other Representatives not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the Transactions without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that the foregoing shall not restrict such disclosures by Seller or its Affiliates to the extent required (upon advice of counsel) by the New York Stock Exchange provided Seller shall consult with Buyer regarding the contents of any such release or announcement prior to making such release or announcement. For the avoidance of doubt, notwithstanding anything to the contrary in Section 6.1, the Parties acknowledge and agree that each Party and its respective Affiliates will be permitted (a) to disclose to their respective and prospective members, limited partners and stockholders (who may disclose to their direct and indirect investors) the fact that the Closing has occurred, the consideration paid hereunder, other items directly relating to such consideration and other types of information that are customary for private equity funds to provide to their respective and prospective members, limited partners and stockholders, (b) to disclose in connection with normal fund raising and related marketing or informational or reporting activities, including via earnings calls and earnings releases, on their websites and in their marketing materials, any such information permitted to be disclosed pursuant to clause (a) above and any information previously provided as part of a press release or public announcement issued or made pursuant to this Section 11.9, and (c) to make such disclosures to the Company or its other members as are required by the Company LLC Agreement. It shall not be deemed a violation of this Section 11.9 to file this Agreement with any Governmental Authority for approval as required by applicable Law.

11.10 Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable under any Law or as a matter of public policy, such term or provision shall be fully severable from this Agreement. All other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision contained herein is, to any extent, invalid or unenforceable in any respect under the Laws governing this Agreement, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

11.11 Governing Law; Jurisdiction.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The Parties hereby irrevocably and unconditionally submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware located in Wilmington, Delaware, or to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware, and any appellate court from any thereof (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the Parties irrevocably and unconditionally agree that all Claims relating to such Proceeding shall be heard and determined in the Chosen Courts. The Parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute.

(b) To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement and submits to the personal jurisdiction of any court described in this Section 11.11.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. WITHOUT LIMITATION OF THE FOREGOING AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH SELLER RELATED PARTY AND EACH OTHER PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE)

ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS, THE DEBT FINANCING OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(c).

(d) Notwithstanding anything herein to the contrary, each Seller Related Party and each of the other Parties hereto (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 11.1 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.12 Specific Performance.

(a) Subject to Section 11.12(b), each of the Parties agrees that the other Party to this Agreement would be damaged irreparably, and would have no adequate remedy at law in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, subject to Section 11.12(b), each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other Party and to enforce specifically this Agreement and the terms and provisions hereof (including, for the avoidance of doubt, Borrower’s obligation to contribute funds from the Debt Financing to Buyer and Buyer’s obligation to pay the Closing Payment and, if applicable, the Earnout Amount), this being in addition to any other remedies to which such Party is entitled at law or in equity. Subject to Section 11.12(b), each Party agrees not to dispute or resist any such application for relief on the basis that the other Party to this Agreement has an adequate remedy at law or that damage arising from such non-performance or breach is not irreparable.

(b) Notwithstanding anything herein to the contrary, including the provisions of Section 11.12(a), Sellers’ right to seek specific enforcement to effect the Closing shall be subject to the following conditions: (i) each of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions which by their terms or nature are to be satisfied by performance at the Closing, provided that such conditions would be satisfied at the Closing), (ii) Buyer fails to consummate the Closing on the date that the Closing is required to occur pursuant to Section 3.1, and (iii) the proceeds of the Debt Financing have been funded in accordance with the terms thereof or would be funded in accordance with the terms thereof at the Closing if the Equity Financing is consummated. For the avoidance of doubt, under no circumstances shall Seller be entitled to both (i) a grant of specific performance to consummate the Transactions and (ii) receipt of the Termination Fee in accordance with Section 8.2(b).

11.13 Recourse. Notwithstanding anything in this Agreement or any applicable Law to the contrary, it is understood and agreed by each of the Parties that, except for the Equity Commitment Letter, each Party’s Affiliates, and the Representatives of each Party and their respective Affiliates, (collectively, the “Non-Recourse Parties”) shall not have any personal liability to the other Party, its Affiliates or any other Person under or in connection with this Agreement, any Transaction Document or the Transactions, whether or not as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement or in any Transaction Document, and each Party, for itself and all of its Affiliates and its and their respective Representatives, hereby waives and releases and shall have no recourse against any of such Persons described in this Section 11.13 as a result of the breach of any representation, warranty, covenant or agreement contained herein or in any certificate delivered hereunder or otherwise arising out of or in connection with the Transactions. For purposes of clarity, the foregoing will not modify or otherwise affect any rights or remedies of Buyer or its Affiliates under the Company LLC Agreement against any Persons described in this Section 11.13. Notwithstanding anything to the contrary contained herein, no Seller Related Party shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Seller Related Party in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLER:

KINETIK GCX PIPE LLC

By:	Kinetik Holdings LP,
its sole member

By:	Kinetik Holdings GP, LLC,
its general partner

By:	Kinetik Holdings Inc.,
its sole manager

By:	/s/ Jamie Welch

Name:	Jamie Welch
Title:	President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement

BUYER:

GCX PIPELINE, LLC

By:	/s/ Daniel R. Revers
Name: Daniel R. Revers
Title: President

Signature Page to Purchase and Sale Agreement

BORROWER (SOLELY FOR PURPOSES OF SECTION 6.7, ARTICLE X AND ARTICLE XI):

AL GCX HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name: Daniel R. Revers
Title: President

Signature Page to Purchase and Sale Agreement

SELLER PARENT (SOLELY FOR PURPOSES OF SECTION 6.8, ARTICLE X AND ARTICLE XI):

KINETIK HOLDINGS LP

By:	Kinetik Holdings GP, LLC,
its general partner

By:	Kinetik Holdings Inc.,
its sole manager

By:	/s/ Jamie Welch

Name:	Jamie Welch
Title:	President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement